Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific Ethanol, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements of Pacific Ethanol, Inc., appearing in the Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Sioux Falls, South Dakota
November 18, 2020